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Exhibit 23.2

Consent of Independent Accountants

The Board of Directors
Guitar Center, Inc.:

We consent to the incorporation herein by reference of our report dated February 11, 2003 with respect to the consolidated financial statements of Guitar Center, Inc. and subsidiaries as of December 31, 2001 and 2002 and for each of the years in the three year period ended December 31, 2002, and the related financial statement schedule, which report is included in the Guitar Center, Inc. 2002 Annual Report on Form 10-K. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets in 2002.

KPMG LLP
Los Angeles, California

May 19, 2003

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  Exhibit 23.2
Consent of Independent Accountants